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              U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM SB-2


     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      PARA MAS INTERNET, INC.
                      -----------------------
       (Exact name of Registrant as specified in its charter)

NEVADA                                           59-3383240
------                                           ----------
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                  Identification Number)


10440 Little Patuxent Parkway, Suite 300
Columbia, Maryland                               21044
----------------------------------------         -----
(Name and address of principal                   (Zip Code)
executive offices)

Registrant's telephone number, including area code: (604) 585-1710
                                                    --------------

Approximate date of commencement
of proposed sale to the public:     As soon as practicable after the effective
                                    date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering.                                                        |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.               |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.               |__|

If delivery of the prospectus is expected to be made pursuant to
Rule 434, check the following box.                                    |__|

                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------
TITLE OF EACH                   PROPOSED    PROPOSED
CLASS OF                        MAXIMUM     MAXIMUM
SECURITIES                      OFFERING    AGGREGATE     AMOUNT OF
TO BE         AMOUNT TO BE      PRICE PER   OFFERING      REGISTRATION
REGISTERED    REGISTERED        UNIT (1)    PRICE (2)     FEE (3)
-----------------------------------------------------------------------
Common Stock  3,376,973 shares  $0.04       $135,079      $34
-----------------------------------------------------------------------
(1) Based on the last sales price on August 30, 2001.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY
STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR
UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                     COPIES OF COMMUNICATIONS TO:
                        Michael A. Cane, Esq.
                        2300 W. Sahara Blvd.,
                         Suite 500 - Box 18
                         Las Vegas, NV 89102
                           (702) 312-6255
                     Agent for Service of Process


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            SUBJECT TO COMPLETION, Dated August 30, 2001



                             PROSPECTUS


                       PARA MAS INTERNET, INC.
                          3,376,973 SHARES
                            COMMON STOCK
                          ----------------


The selling shareholders named in this prospectus are offering the shares of common stock offered through this prospectus. There is no specific offering price for the shares. Each selling shareholder will sell her or his shares at the price she or he determines from time to time.

Our common stock is presently listed on the OTC Bulletin Board under the symbol PMII.



                          ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 4 and 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                          ----------------



The Date Of This Prospectus Is: ____________________


                                1

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                         TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

Summary ...............................................................   3
Risk Factors ..........................................................   4
Use of Proceeds .......................................................   6
Determination of Offering Price .......................................   6
Dilution ..............................................................   6
Selling Shareholders ..................................................   6
Plan of Distribution ..................................................  10
Legal Proceedings .....................................................  11
Directors, Executive Officers, Promoters and Control Persons ..........  11
Security Ownership of Certain Beneficial Owners and Management ........  13
Description of Securities .............................................  15
Interest of Named Experts and Counsel .................................  16
Disclosure of Commission Position of Indemnification
  for Securities Act Liabilities ......................................  16
Description of Business ...............................................  16
Description of Property ...............................................  20
Certain Relationships and Related Transactions ........................  20
Market for Common Equity and Related Stockholder Matters ..............  20
Executive Compensation ................................................  21
Financial Statements ..................................................  22
Changes in and Disagreements with Accountants .........................  23
Available Information .................................................  23

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                             SUMMARY


Para Mas Internet, Inc.

Para Mas Internet, Inc. ("Para Mas") was organized as a Nevada corporation on June 6, 1994. After prior business operations failed, on November 1, 2000, Para Mas acquired the business assets of International Bible Games Inc. and Destination T.B.G. Development & Marketing Corp.

Today, our business purpose is to develop and distribute Christian and family oriented products and services that fill the entertainment and business services void in the worldwide
Christian marketplace.  We maintain our office at 10440 Little
Patuxent Parkway, Suite 300, Columbia, Maryland  21044.

The Offering

Securities Being Offered         Up to 3,376,973 shares of common stock.
                                 The offering price will be determined by the independent decisions of the selling shareholders.

Minimum Number of Shares         None.
To Be Sold in This Offering

Securities Issued
And to be Issued                 48,294,395 shares of our common stock
                                 are issued and outstanding as of the
                                 date of this prospectus.  The 3,376,973
                                 shares of common stock to be sold under
                                 this prospectus are being offered by
                                 existing shareholders.

Use of Proceeds                  We will not receive any proceeds from the
                                 sale of the common stock by the selling
                                 shareholders.

Expiration Date                  This offering will expire nine months
                                 following the date of this prospectus unless the offering period is extended pursuant to a post-effective amendment to this registration statement.

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                             RISK FACTORS

RISK FACTORS

An investment in our common stock involves a high degree of risk.
You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed and you could lose all or part of your investment.

Since we have only generated insignificant revenues, it remains uncertain whether we can achieve commercially viable operations.

To date we have generated only an insignificant amount of revenue and continue to organize our business operations. We are primarily engaged in product and web portal development. Until we demonstrate that we can produce and market products and provide marketable services desired by the Christian community, there can be no assurance that our business will achieve commercial viability and provide stock purchasers with an investment they will not lose.

Unless we obtain additional financing we will not be able to carry out our business plan.

We had cash in the amount of $15,247 at March 31, 2001. Our business plan calls for significant expenses to develop our web portal and product base and pay related marketing expenses. We will require additional financing in order to implement our business plan. It appears that the only source available to the Para Mas for additional financing is through the sale of equity capital. Management estimates it will take as much as $5,000,000 in equity financing to fully develop its business plan. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment. There can be no assurance that additional financing, when necessary, will be available to Para Mas on acceptable terms, or at all.

If we are not able to keep up with the rapid technological change of the Internet, we will not be able to achieve our goals and our business will fail.

Internet sales and Internet deployment of our business plan will be central to our success. The Internet is characterized by rapidly changing technology with continuous improvements in both computer hardware and software. We must upgrade computer software systems and maintain computer hardware compatible with current industry use to compete in our industry and with other Internet service providers.
If we cannot adapt to new technologies and sustain the corresponding expenses of equipment, software and training, we will not be able to compete and investors may lose their investments.

We depend on Montel R. Hill, Don McFadyen, and Mary Wiens whom we may not be able to retain.

Montel R. Hill, Don McFadyen and Mary Wiens are the directors of Para Mas and all have expertise relating to and contacts within the Christian marketplace. If we should lose one or more of these individuals, it is not certain that we would be able to replace their expertise by hiring equally qualified

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people.  In such event, we could not develop our business plan as well as we expect to at the present time. In addition, we have no key-man life insurance on these persons.

Our business will suffer if the Internet does not continue to expand as a method of doing business.

Our business is dependent upon continued growth in the use of the Internet by our prospective clients. The use of and the potential use of the Internet by the Christian marketplace has created the opportunity for Para Mas to enter into the Christian market to provide products and services via and Internet. It is possible that the Christian marketplace may decide generally to not use the Internet as a purveyor of products and services in which event our business prospects will decline.

Our failure to meet client expectations or deliver error-free services could result in losses and negative publicity.

Our business plan includes providing to the Christian market, financial services, professional services and products. Sales of our services will be based on convincing the client that we can provide these services in a professional manner and more economically than our competition. Failure to meet those expectations could result in:

   *   delayed or lost revenues due to adverse client reaction;
   *   requirements to provide additional services to a client at no charge;
   * negative publicity about our services, which could adversely affect our ability to attract or retain clients; or
   * claims for damages against us, regardless of our responsibility for such failure.

The occurrence of any of the foregoing would impact our business in a negative manner and militate against the investor receiving a return on his or her investment.

Investors will be unable to sell their securities if there is not a stable market for those securities.

The market for our common shares which are listed on the OTC Bulletin Board has been volatile. Unless this market stabilizes at a level at which an investor purchases stock or above, it is not likely the investor will be able to recoup his or her investment or be able to make a return on his or her investment

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

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                          USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                  DETERMINATION OF OFFERING PRICE

We will not determine the offering price of the common stock. The offering price will be determined by the independent decisions of the selling shareholders. The sales price of the shares offered hereby may be the prevailing market price at the time of the sale or a price related to the prevailing market price. In this regard, our common shares are listed on the NASD over the counter bulletin board.
Other factors that a selling shareholder may consider in determining her or his offering price will be unique to that shareholder as she or he may determine from time to time and what the shareholder perceives the stock will sell for at a given time.

                             DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                       SELLING SHAREHOLDERS

International Bible Games Inc., a Canadian corporation ("International Bible Games"), holds in excess of 3,376,973 Para Mas common shares. By this prospectus, International Bible Games is offering 3,376,973 Para Mas common shares to International Bible Games shareholders whose names are listed below in this section.
Each International Bible Games shareholder is being offered the number of Para Mas shares set opposite his, her or its name. Each Para Mas share is being offered for one share of International Bible Games common stock.

All parties listed below in this section who obtain Para Mas shares from International Bible Games through this prospectus become selling shareholders under this prospectus of the resale of their Para Mas shares. The potential reselling shareholders named in this prospectus will offer up to 3,376,973 shares of common stock. The following table provides certain information regarding the potential beneficial ownership of our common stock of each selling shareholders.

                                    Total Number
                                    Of Shares To   Total Shares To  Percent
                                    Be Offered For Be Owned         Owned Upon
                                    Selling        Upon             Completion
Name Of Selling  Shares Subject     Shareholders   Completion Of    Of This
Stockholder      To This Offering   Account        This Offering    Offering
------------------------------------------------------------------------------
Thomas Wartberg           100,000     100,000           NIL            NIL
Alice Castle               20,000      20,000           NIL            NIL
Michael & Maureen Petrunia 20,000      20,000           NIL            NIL
Shirley Vaillant           20,000      20,000           NIL            NIL
Larry Ius                  20,000      20,000           NIL            NIL
Bruce Currie               10,000      10,000           NIL            NIL

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Nettie Soobotin            25,863      25,863           NIL            NIL
Richard Poloway            30,000      30,000           NIL            NIL
Vince MacDonald
  Enterprises Ltd.        100,000     100,000           NIL            NIL
Sean Cardinal              20,000      20,000           NIL            NIL
Sean & Kim Cardinal         7,000       7,000           NIL            NIL
Brian & Patti Trent        42,000      42,000           NIL            NIL
Garry McFadyen             60,000      60,000           NIL            NIL
Mitch Sloan                 5,000       5,000           NIL            NIL
Karen Mears                 5,000       5,000           NIL            NIL
Gail Hoyer                 32,000      32,000           NIL            NIL
Lloyd & Alice Abbey         5,000       5,000           NIL            NIL
John Domonkos               6,667       6,667           NIL            NIL
Orlin Beaucock              5,000       5,000           NIL            NIL
Richard Hoffman            61,667      61,667           NIL            NIL
Jonathan Freeman           10,000      10,000           NIL            NIL
Simon & Pamela Omelaniec  187,336     187,336           NIL            NIL
Deborah Bellefontaine
  & George Bush            10,000      10,000           NIL            NIL
Michael Roessler            5,000       5,000           NIL            NIL
Shaunna Roon                5,000       5,000           NIL            NIL
Sheryl Arnason             20,000      20,000           NIL            NIL
Peter & Ann Bryant         20,000      20,000           NIL            NIL
Linda Chornabay            10,000      10,000           NIL            NIL
Geneva Bottomley           10,000      10,000           NIL            NIL
Donna Jean Fiorella        20,000      20,000           NIL            NIL
Kenneth Stone              10,000      10,000           NIL            NIL
Evelyn Froese              40,000      40,000           NIL            NIL
Dan Chisholm               20,000      20,000           NIL            NIL
Debbie McFadyen            20,000      20,000           NIL            NIL
Craig Proctor              60,000      60,000           NIL            NIL
Harvey & Iona Rutley       40,010      40,010           NIL            NIL
John McInnis                7,606       7,606           NIL            NIL
William Chornabay         200,000     200,000           NIL            NIL
Dave Beattie                5,000       5,000           NIL            NIL
Emmanuel Lutwick            5,000       5,000           NIL            NIL
Don Freeman                30,000      30,000           NIL            NIL
Ron Freeman                 5,000       5,000           NIL            NIL
Kurt & Beverley Erickson   15,000      15,000           NIL            NIL
William Somerville         10,000      10,000           NIL            NIL
Dale Sandberg               5,000       5,000           NIL            NIL
Apostolic Faith Church    300,000     300,000           NIL            NIL
Judy Tjomsaas              26,670      26,670           NIL            NIL
R.J. & J.M. Chisholm       26,700      26,700           NIL            NIL
Frank Trent                20,000      20,000           NIL            NIL
Burek Investments          30,000      30,000           NIL            NIL
Elizabeth Piechocki        20,000      20,000           NIL            NIL
Ola Houland                20,000      20,000           NIL            NIL
Sandra Buschau             20,000      20,000           NIL            NIL
Elinor Brajcich            10,000      10,000           NIL            NIL


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Elann M. Currie            10,000      10,000           NIL            NIL
Karen Engleson             20,000      20,000           NIL            NIL
Sien Wan Lim                8,000       8,000           NIL            NIL
Ron Hoffard                 6,670       6,670           NIL            NIL
David Taylor                1,335       1,335           NIL            NIL
Lorraine Moore              1,335       1,335           NIL            NIL
Anne I. Hill                6,670       6,670           NIL            NIL
Peter Alan Judd &
  Barbara Ann Boyd Judd    13,340      13,340           NIL            NIL
Joanne McCord               8,670       8,670           NIL            NIL
Lynette Freeman             4,000       4,000           NIL            NIL
Linda Robertson             4,000       4,000           NIL            NIL
Pilson Enterprises Ltd.    20,000      20,000           NIL            NIL
Barbara Snell               6,670       6,670           NIL            NIL
Linda Mayner                2,000       2,000           NIL            NIL
Sherry Soobotin             6,700       6,700           NIL            NIL
Korby Soobotin              6,700       6,700           NIL            NIL
Teresa LeClair             13,000      13,000           NIL            NIL
Donna Lukomski             25,671      25,671           NIL            NIL
Shirley Lee                40,000      40,000           NIL            NIL
Judy Michaluk               1,340       1,340           NIL            NIL
Darryl Faucher              9,340       9,340           NIL            NIL
Janet Sansalone             4,005       4,005           NIL            NIL
Karen Cameron               3,300       3,300           NIL            NIL
Carolyn Minchin             3,300       3,300           NIL            NIL
Fergus Kilmartin            6,670       6,670           NIL            NIL
Don Morrison                1,000       1,000           NIL            NIL
David Sjogren              10,000      10,000           NIL            NIL
Erik Sjogren                2,000       2,000           NIL            NIL
Barrie Vattoy              24,000      24,000           NIL            NIL
Valerie Kless Townsend      2,000       2,000           NIL            NIL
Dorothy Horbachewsky      142,670     142,670           NIL            NIL
Elizabeth Brundin          52,181      52,181           NIL            NIL
Hermen Geertsema           10,000      10,000           NIL            NIL
Mia Sorge                   5,000       5,000           NIL            NIL
Christopher Erickson        5,000       5,000           NIL            NIL
Isabel Gemmell              2,680       2,680           NIL            NIL
Dan Krinbill                5,360       5,360           NIL            NIL
Michael T. Jordan          12,000      12,000           NIL            NIL
Mary Horbachewsky           5,360       5,360           NIL            NIL
Winifred Furber             3,340       3,340           NIL            NIL
Laverna Lindblom            8,040       8,040           NIL            NIL
Carol Parkin                4,020       4,020           NIL            NIL
Perry Keller                6,700       6,700           NIL            NIL
Eva Mitchell                1,340       1,340           NIL            NIL
Loretta Smaniotto           5,360       5,360           NIL            NIL
Sharron Trickett            1,340       1,340           NIL            NIL
Christopher Broun           2,680       2,680           NIL            NIL
Eleanor Tjomsaas            8,000       8,000           NIL            NIL

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Aaron Pauliuk               8,000       8,000           NIL            NIL
Leigh King                  1,340       1,340           NIL            NIL
Emerald Hogan               1,340       1,340           NIL            NIL
Daryl Sutherland           16,733      16,733           NIL            NIL
566,000 B.C. Ltd.           6,000       6,000           NIL            NIL
Karin Sickmueller           2,680       2,680           NIL            NIL
Denis Brabant               3,417       3,417           NIL            NIL
Craig Butler               14,000      14,000           NIL            NIL
Gail Dance                  1,340       1,340           NIL            NIL
Anthony Sabatini           10,720      10,720           NIL            NIL
516316 B.C. Ltd            13,400      13,400           NIL            NIL
Warren Jensen              11,353      11,353           NIL            NIL
391972 B.C. Ltd            27,000      27,000           NIL            NIL
Kevin Mercier               1,000       1,000           NIL            NIL
Laura Clarkson              5,000       5,000           NIL            NIL
Shelley Vattoy              4,660       4,660           NIL            NIL
Tara Cochrane               1,333       1,333           NIL            NIL
Kelly Berget                2,680       2,680           NIL            NIL
William J Horbachewsky      1,340       1,340           NIL            NIL
Lila Cohoe                 10,000      10,000           NIL            NIL
Sherwood Wittmeier         13,340      13,340           NIL            NIL
Chris Pilson                9,380       9,380           NIL            NIL
Gary Mankulich             10,700      10,700           NIL            NIL
Gary Galandie              13,400      13,400           NIL            NIL
Wayne Siateckie            11,000      11,000           NIL            NIL
Diane Amberidis             5,000       5,000           NIL            NIL
Ruby Miller                 6,700       6,700           NIL            NIL
Rose Christiansen           2,000       2,000           NIL            NIL
Bonnie Brisbin              5,353       5,353           NIL            NIL
Mike Mankulich             26,658      26,658           NIL            NIL
Ron Gervais                 6,667       6,667           NIL            NIL
Philip Pollard             10,000      10,000           NIL            NIL
Linda Pollard              10,000      10,000           NIL            NIL
Dragon Descent Holdings   266,000     266,000           NIL            NIL
584798 B.C. Ltd.          134,000     134,000           NIL            NIL
Anja C. Lou                10,000      10,000           NIL            NIL
Alvin & Winona Wiens        5,000       5,000           NIL            NIL
V. Brundin                  6,670       6,670           NIL            NIL
Grant Schultz              13,333      13,333           NIL            NIL
Irene Ventress             20,000      20,000           NIL            NIL
Maria Klippenstein          6,670       6,670           NIL            NIL
Ken Glover & Associates
  in trust For Dwaine
  Anthony Prosk             6,670       6,670           NIL            NIL
Robert & Julie Howard       8,000       8,000           NIL            NIL
Danielle McFadyen           3,000       3,000           NIL            NIL
Gerd Maria Katrina Schindel 6,000       6,000           NIL            NIL
Renee Wilson                6,000       6,000           NIL            NIL
Linda Andrews               2,000       2,000           NIL            NIL
Selena Marzin               2,000       2,000           NIL            NIL

                                9

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Marjorie Lynn Furber        2,000       2,000           NIL            NIL
Lyons Hamilton              6,000       6,000           NIL            NIL
Laurentian Bank of Canada
  in trust For Steven
  Pospolita SD 0201087      6,670       6,670           NIL            NIL
Yorkton Securities Inc.
  in trust for Gene
  Lukomski RRSP 63-8596-7  10,000      10,000           NIL            NIL
Investor Company in
  trust for Norm Koch
  Account #7P619ZS         53,340      53,340           NIL            NIL
Investor Company in trust
  for Craig Butler
  Account #7P8451S         12,000      12,000           NIL            NIL
HSBC Securities (Canada)
  Inc. in Trust for
  Dorothy Horbachewsky
  Acc# 364994R             13,340      13,340           NIL            NIL
Goepel McDermid Inc. in
  trust for Rick Campbell
  RRSP #15-E61S-5          13,340      13,340           NIL            NIL
Roy Tjelta                    100         100           NIL            NIL
Harald Bredesen            25,000      25,000           NIL            NIL
Brian Fuller               25,000      25,000           NIL            NIL
Malcolm Crawford           25,000      25,000           NIL            NIL
Ed Juchneiwicz             25,000      25,000           NIL            NIL

The named party will beneficially own and will have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sell shares of common stock not being offered in this prospectus or purchase additional shares of common stock, and assumes that all shares offered are sold.

None of the selling shareholders or their beneficial owners:

   * have had a material relationship with the company other than as a shareholder at any time within the past three years; or
   * have ever been an officer or directors of the company or any of its predecessors or affiliates within the past three years.

                         PLAN OF DISTRIBUTION

The initial distribution will be by International Bible Games to the other selling shareholders of 3,376,973 shares of common stock of Para Mas. The receiving selling shareholders may then sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;
2.    In privately negotiated transactions;
3.    Through the writing of options on the common stock;
4.    In short sales; or
5.    In any combination of these methods of distribution.

The sales price to the public may be:

1.    The market price prevailing at the time of sale;

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2.    A price related to such prevailing market price; or
3. Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                         LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Para Mas's agent for service of process in Nevada is Michael A. Cane, 2300 W. Sahara Ave., Suite 500, Las Vegas, NV 89102.

    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of August 1, 2001 are as follows:

Directors:

Name of Director              Age
--------------------          ---
Montel R. Hill                 39
Don McFadyen                   51
Mary Wiens                     54

Executive Officers:

Name of Officer               Age        Office
--------------------          ---        -------
Montel R. Hill                 39        President
Don McFadyen                   51        Secretary, Treasurer

The following information on the business experience of each director and officer.

MONTEL R. HILL, PRESIDENT/DIRECTOR

Montel R. Hill is a certified public accountant, registered investment advisor, stock broker and has served as the president and chief executive officer of H&R Consulting since inception in 1992. After graduating with honors from Morgan State University in May 1984, Montel began his professional career at Ernst & Young, a Big Six CPA firm. During his career at E&Y, he developed a specialization in financial services and was noted as one of few professionals in the United States with a unique understanding of certain complex debt and equity financings (e.g. credit card securitizations and ADC real estate financings). Additionally, Montel was directly involved in over $4 billion of debt and equity financings and headed several E&Y engagement teams that reviewed the commercial real estate portfolios (for potential losses) of large banking and insurance clients representing over $ 10 billion of combined real estate loans.

Recognizing the importance of American churches and the significant need of professional services, in January 1992, Montel left Ernst & Young to start H&R Consulting, a professional services firm that specializes in providing its services primarily to churches and clergy throughout the United States. While H&R Consulting provides routine professional services (e.g. auditing, accounting, etc.) its forte is
specialized  consulting  services.   Among the various consulting
assignments, H&R Consulting has (1) assisted churches throughout the United States in acquiring over $ 200 million of bank loans for construction and/or acquisition; and (2) helped churches diversify their operations into the ownership of media properties (e.g. radio stations), commercial properties and other community properties.

During 1998, Montel and H&R Consulting were engaged by International Bible Games (IBG), a Canadian company, to assist in the development of marketing and business strategies for IBG. Montel positioned IBG for the market and developed the Company's business, strategic technology partners and this business plan.

Montel is a frequent speaker in church conferences and community
Development forums. Montel has served as a keynote speaker for the National Baptist Convention, USA, COGIC, Full Gospel Baptist Convention, various AME conferences, economic summits in West Palm Beach and the Miami chamber of commerce.

DON McFADYEN, SECRETARY/TREASURER/DIRECTOR

From June 30, 1998 to present, Mr. McFadyen served as President and Director of International Bible Games Inc., a private Canadian company with the head office in Vancouver, Canada. Mr. McFadyen's mandate was to align the company with strategic business partners and position the company for fast growth and expansion on the international market. McFadyen also researched and developed business propositions and aided the company through a corporate restructure.

Prior to this position, from 1994 to 1998, Mr. McFadyen was licensed as a Realtor and Sub-Mortgage Broker in the province of British Columbia, and actively marketed real estate development projects which included residential and commercial properties.

Mr. McFadyen's management career started in 1974 with Dylex Diversified, a Large Multi National retail chain. While working towards a Certified General Accounting designation, Mr. McFayden continued his career in retail and held positions as Controller, General Manager, and Senior Marketing Executive.

In these positions Mr. McFadyen was responsible for corporate fiscal matters, installation of accounting systems, staff management, corporate strategic planning and general management.

McFadyen holds a Realtor and Sub-Mortgage Broker's license and has successfully written examinations for the 915 Real Estate Agents license and The Canadian Securities course. Mr. McFadyen has applied management skills and has taught time management and leadership skills in seminar settings.

MARY WIENS, DIRECTOR

Ms. Wiens worked in research and development for Destination TBG Marketing & Development Corp., an Alberta Corporation. Also a Co-founder of Destination Thee Bible Game. Ms. Wiens worked in Office Administration managing general office staff. She has a background in Christian Community in music and Bible study and worked as a Secretary and Director of IBG since April of 1997. Ms. Wiens was also an officer and director of DTG from January of 1996 to 1997.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of August1, 2001, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

                  Name and address           Amount of               Percent
Title of class    of beneficial owner        beneficial ownership    of class
--------------    -------------------        --------------------    -------
Common Stock      Montel R. Hill             8,444,007 shares        17.5%
                  Director and President
                  6315 Nodding Night Court
                  Columbia, MD  21044

Common Stock      Don McFadyen               7,413,007 shares        15.3%
                  Director,
                    Secretary/treasurer
                  711 Poplar Street
                  Coquitlam, B.C. V3J 3K9

Common Stock      Mary Wiens                 5,434,006 shares(1)     11.3%
                  Director
                  #2003-10082-148th Street
                  Surrey, B.C.  V3R 0S3

Common Stock      Murray McFadyen            5,332,007 shares(1)     11.0%
                  #2003-10082-148th Street
                  Surrey, B.C.  V3R 0S3

Common Stock      Spear Leeds & Kellogg      4,166,700 shares         8.6%
                  120 Broadway
                  New York, NY  10271

Common Stock      Cede & Co                 12,040,209 shares        24.9%
                  P.O. Box 20 Bowling
                    Green Station
                  New York, NY  10274

Common Stock      All Officers and
                    Directors               26,623,027 shares (2)    55.1%
                  as a Group that consists
                  of three people

(1) Mary Wiens and Murray McFadyen are husband and wife making each of them the beneficial owner of shares held by the other. Accordingly, Mary Wiens and Murray McFadyen each beneficially hold 10,766,013 common shares or 22.3% of the outstanding shares of Para Mas. Also, 3,944,007 of the shares represented as being held by Murray McFadyen and 3,944,006 of the shares represented as being held by Mary Wiens are legally held by Destination T.B.G. Development & Marketing Corp ("Destination T.B.G."), a corporation in which Murray McFadyen and Mary Wiens each have a 50% ownership interest. Destination T.B.G. holds 16.3% of the issued and outstanding common shares of Para Mas.

(2) This figure includes the shares held by Murray McFadyen, since Mary Wiens, a director of the Para Mas is the beneficial owner of those shares.

                     DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 10,000,000 shares of preferred stock at a par value of $0.001 per share and 100,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of August 1, 2001, there were 48,294,395 shares of our common stock issued and outstanding that were held by approximately 425 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Subject to the rights of preferred shareholders, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights and no conversion rights.

Preferred Stock

As of August 14, 2001, there were 70,500 shares of our preferred stock issued and outstanding. Holders of the preferred shares are entitled to receive cumulative dividends at the annual rate of 7% or $.07 per share, payable quarterly. The dividends may be payable in cash or through a dividend of additional shares of preferred shares. Para Mas paid a $4,200 dividend to the holders of the preferred shares during the years ended June 30, 2000 and 1999.

The preferred shares rank senior to the common shares. The preferred shares have a liquidation preference of $1.00 per share plus any declared and unpaid dividends.

The preferred shares are convertible, in whole or in part, at the option of the holders thereof, into shares of common stock at an amount equal to the average closing bid price of the common stock for thirty days immediately preceding the conversion divided by the liquidation preference of $1.00 per share.

Para Mas may, at its option, convert the preferred shares into common stock by dividing the average closing price of the common stock over a 20 day period by the liquidation preference of $1.00 per share. In order to exercise this option, the average price of the common stock must be at least $1.50 per share.

              INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Stefanou & Company, LLP, independent accountants, of McLean,
Virginia, audited our financial statements and presented their report with respect to the audited financial statements. The report of Stefanou & Company, LLP was given upon their authority as experts in accounting and auditing.


 DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                          ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                      DESCRIPTION OF BUSINESS

History

Para Mas was incorporated on June 6, 1994 as U.S. Medical Management, Inc., a subsidiary of Waterloo Wheels, Inc., a British Columbia company. On June 27, 1994, the shareholders of Waterloo Wheels exchanged all of their shares for shares in U.S. Medical Management and Waterloo Wheels was dissolved. The activities of Waterloo Wheels and U.S. Medical Management were confined to organizational matters and identifying business opportunities. They conducted no business. In June 1995, U.S. Medical Management acquired the business of Ken Venturi Golf Centers, Inc. and changed its name to Ken Venturi Golf, Inc. ("KVGI"). KVGI was listed on the OTC Bulletin Board and was engaged in franchising indoor golf training centers under a license from Ken Venturi, a noted golf professional. The business of KVGI did not succeed and the company ceased operations in May 1997. Upon ceasing operations, Para Mas attempted to locate and negotiate the acquisition of other business opportunities. On November 1, 2000, Para Mas acquired the business assets of International Bible Games Inc. and Destination T.B.G. Development & Marketing Corp. With these assets we will conduct the business operations as described below.

Business Operations

A. MISSION STATEMENT

"To be dominant in alternative interactive on-line services, entertainment, web brands and e-commerce throughout the worldwide
Christian marketplace."

Our purpose is to develop, source and distribute Christian and family oriented products and services that fill the entertainment and business services void in the worldwide Christian marketplace. We have two primary lines of business, an interactive Internet service provider ("ISP"), CFun Network ("CFUNNET") and a business
services  unit,   Cbusiness   Services  Network ("CFUNBIZ).

CFUNNET is focused on the development and distribution of Bible games. In addition to its proprietary game development, it desires to be the top Christian ISP. CFUNNET is divided into three product groups, Internet Service, Bible games (i.e. board, CD and video) and toys (e.g. game action figures like David & Goliath) designed for consumer entertainment and Christian education. Our Internet service channel content will include but not be limited to games, comedy, music, fashion, movies, devotion, travel, shopping, news, chat, health, weather, education (i.e. search engine) and fun events.

CFUNNET will distribute its products and services through a worldwide network of churches, Christian organizations and the Christian media (e.g. print, radio, TV) and the Internet. We are currently designing and building its web portal. The CFUNNET web portal will be launched in the fourth quarter of 2001.

CFUNBIZ will develop and operate branded business services that will operate across multiple services and platforms. Its business services will be divided into three major product groups, including financial services, professional services and affinity products.

Financial services' brands will include American Church Funding, a real estate and equipment financing business and Parable Investment Strategies, an investment management and advisory service. Professional services' brands will include H&R Auditing and H&R Consulting, professional services firms specializing in providing technical services to churches.

CFUNBIZ  will also build an affinity program designed to save
America's churches significant costs on major and routine purchases, and generate charitable support through rebating. Through the affinity program CFUNBIZ will distribute local and long distance, web hosting, courier services, energy, office products, travel services, vehicle financing, life insurance, annuities, lodging, property insurance, furniture, computers, automobiles, construction materials and printing services.

CFUNBIZ' affinity products and services will be packaged through a unique affinity card, "Talent Card TM11 . The "Talent" represents a form of currency associated with a Parable of Jesus that emphasized the importance of stewardship. The Talent Card TM will be utilized to facilitate all of the above purchases exclusively through an 800 number and the CFUNNET web portal.

Central to our business strategy for its ISP and affinity products and services is to develop a core of strategic alliances. Alliance partnerships are currently being considered with unique web content providers and select business service providers. In essence, we plan to develop a "Dream Team" of strategic partners that are capable of supplying the quality content and products that the Christian consumer demands by utilizing our private labels and proprietary systems.

Our current business objectives are to:

(1) Obtain $5 million of capital to complete the development of our Web portal, design and produce marketing collateral for distribution of the Company's services to churches, and provide working capital for general uses. We plan on conducting a private offering to obtain the initial $1 million in funding during the first quarter of 2002. We then plan to conduct a public offering to obtain the remaining $4 million in funding, sometime in the second quarter of 2002.

(2) Complete negotiations with strategic web content and product and service supply companies.

(3)  Recruit other key personnel and staff.

(4) Implement secondary market strategies for expansion into other countries.

B. DOMESTIC CHRISTIAN MARKET

It is our experience that the Christian market in North America is a growing market. Traditional sectors within the Christian market have included products such as books and music. More recently, other products targeted to the Christian market have been introduced such as games. It is in the new Christian product areas that Para Mas hopes to make its presence felt. Although some companies have begun to focus on these new product lines, we think the Church market remains largely under-served.

Our target business to business market is independent Protestant churches representing varying denominations and faiths whose aggregate membership exceeds 75 million people and whose annual purchases of vehicles, energy, telephone services, insurance, travel services, office supplies, office and musical equipment are significant. It is our experience that these churches represent the primary independent churches and are a fragmented market where the typical church is controlled by a local pastor or board of
trustees.   Economies  of  scale  virtually do  not exist,  creating
a  major opportunity for Para Mas.

There are two companies currently on the Internet that will compete with Para Mas in select individual services. One is a public company, Crosswalk.com (Nasdaq symbol AMEN) that is a membership life style oriented web site started in 1997 that reportedly has over one million members and the other is a private company, FamilyClick.com that is a web content and ISP venture that was launched in October 1999. Neither company has the product diversity or integrated (i.e. B2B and consumer) business model that we have in our business plan.

America Online, Microsoft and other ISP's also represent competition for our online service provider. However, these companies do not focus their marketing on the Christian niche.

We believe we can compete in the Christian game market by focusing on fun rather than religious education which seems to be the predominant
focus of current Christian game makers.   We also hope to gain
competitive advantage though creating and marketing a diversity of Christian products.

C. INTERNATIONAL CHRISTIAN MARKET

The international market for our products and services encompass Germany, the United Kingdom, Australia, Canada, Japan, Spain, France, South Korea, India, South Africa, China, Italy, Mexico, Philippines, Argentina and Brazil. We plan to have our web-portal and game products available in Spanish within the first year of the initial launch.

D. INTERNET MARKET OVERVIEW

The Internet revolution has opened a new avenue for the Christian market just as it has done for other markets. Searches of the word "Christian" reveal over 7.1 million web pages on the Internet. The vast majority of these web pages focus exclusively on ministry or spiritual content. We have not been able to locate any dominant companies on the Internet that focus on Christian entertainment and business services. We believe that this will create an opportunistic entry for Para Mas.

E. MARKETING STRATEGIES

CFUNNET'S marketing goals are to:

(1) Build a predevelopment subscriber base of a minimum of one hundred thousand customers and maximum of one million customers through a group of high profile churches and clergy who will be part of what will be called the National Parable Project, a proprietary promotional and advisory network formed by Para Mas. The National Parable Project will also be used to build our post development subscriber base.

(2) Create immediate consumer awareness of Para Mas and create demand for its products through media (i.e. cable television, print, radio and Internet) endorsements by prominent clergy, Christian athletes and entertainers.

(3) Grow through the acquisition of select competitors and unique content providers. There are an array of acquisition targets that combined provide Para Mas access to over two million members or unique subscribers/patrons.

(4) Exploit the synergistic opportunities of providing web hosting, ISP, affinity products and virtual support to the over 7 million Christian Web page owners through an array of electronic advertising and business promotions.

(5) Promote our products and services to the members of its corporate patrons through, direct mail, telemarketing, church program inserts, ISP features, video/CD presentations and a magazine/catalogue hybrid known as a "magalogue" that will be published and distributed quarterly.

We have no specific target dates of when any of our marketing efforts will commence. All marketing efforts are contingent upon the receipt of equity funding we plan to raise in the next fiscal year.

F.  MANUFACTURING

Manufacturing of our product groups will be out-sourced to full turnkey operations.

                      DESCRIPTION OF PROPERTY

Our offices are located at the present time at 10440 Little Patuxent Parkway, Suite 300, Columbia, Maryland 21044. The offices are being provided at the present time by our president as an accommodation to Para Mas until such time as Para Mas can procure operating revenue or equity funding.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Except as set forth below in this section, none of the following parties has during the last two years had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

   *   Any of our directors or officers;
   *   Any person proposed as a nominee for election as a director;
   * Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
   *   Any of our promoters;
   * Any relative or spouse of any of the foregoing persons who has the same house as such person.

On or about November 1, 2000, 7,888,013 common shares were issued to Destination T.B.G. Development & Marketing Corp. in exchange for business assets related to the business of International Bible Games Inc., a Canadian corporation. Ms. Mary Wiens, a director of Para Mas, owns 50% of Destination T.B.G. Development & Marketing Corp.
The other 50% of Destination T.B.G. Development & Marketing Corp. is owned by Murray McFadyen, the spouse of Mary Wiens and the brother of Don McFadyen, the secretary/treasurer and a director of Para Mas.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are listed on the OTC Electronic Bulletin Board
under the symbol PMII.   The following table sets forth the high and
low bid information for Para Mas for the periods indicated.

                                   High            Low

April - June, 2001                0.440          0.040
January - March, 2001             1.240          0.060
October - December, 2000          4.120          0.000
July - September, 2000            2.000          0.000
April - June, 2000                2.125          0.000
January - March, 2000             2.562          0.000
October - December, 1999          3.000          1.500
July - September, 1999            2.000          0.000
April - June, 1999                0.125          0.125
January - March, 1999             0.125          0.125
October - December, 1998          0.250          0.000
July - September, 1998            0.250          0.250

The source of the quotation information since July, 2000, is Financialweb.com. The source of the quotation information before that time is the financial records of Para Mas.

The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

As of August14, 2001, we had 425 registered shareholders. We have not declared any dividends on our common stock, and we do not plan to declare any dividends in the foreseeable future. However, there are no restrictions in our articles of incorporation or bylaws that
prevent us from declaring dividends.   The Nevada Revised Statutes,
however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business; or

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.


                        EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period ended July 1, 2001.

                   Annual Compensation    Long Term Compensation
                   -------------------    ----------------------
                                    Other Restricted                  All
                                   Annual Stock      Options/* LTIP   Other
                                  Compen- Awarded    SARs      pay-   Compen-
Name  Title     Year  Salary Bonus sation            (#)      outs($) sation
----  --------- ----  ------ ----- ------ ---------- -------  ------- -------
Montel          Ended    -0-     0      0  1,499,067       0        0       0
Hill  President,6/30/
      CEO and   2001
      Director

Don   Secretary,Ended 40,200     0      0    612,920       0        0       0
McFadyen Treas- 6/30/
          urer, 2001
          and
      Director

Mary  Director  Ended 27,530     0      0          0       0        0       0
Wiens           6/30/
                2001

Stock Option Grants

We did not grant any stock options to the executive officers during our most recent fiscal year ended June 30, 2001. We have also not granted any stock options to the executive officers since June 30, 2001.

                       FINANCIAL STATEMENTS

Index to financial statements:


                                                                       Page

-     Unaudited Consolidated Balance Sheet, March 31, 2001              F-1

-     Unaudited Consolidated Statements of Losses, for the
      three months ended March 31, 2001 and 2000, for the
      nine months ended March 31, 2001 and 2000, and for the
      period from inception on April 11, 1997
      through March 31, 2001                                            F-2

-     Unaudited Consolidated Statements of Cash Flows, for the
      Nine months ended March 31, 2001 and 2000 and for the
      period from inception on April 11, 1997
      through March 31, 2001                                            F-3

-     Notes to Unaudited Consolidated Financial Statements      F-4 to F- 5

-     Independent Auditors' Report                                      F-6

-     Balance Sheet at June 30, 2000 and 1999                           F-7

-     Statements of Losses for the two years ended
      June 30, 2000 and 1999                                            F-8

-     Statements of Deficiency in Stockholders' Equity for the
      two years ended June 30, 2000 and 1999                            F-9

-	Statements of Cash Flows for the two years ended June 30,
      2000 and 1999                                                    F-10

-     Notes to Financial Statements                            F-11 to F-16

                        Para Mas Internet, Inc.
                     (A Development Stage Company)
                       Consolidated Balance Sheet
                              (Unaudited)



CURRENT ASSETS:
Cash and cash equivalents
                                                       $  15,247
Accounts Receivable, net                                  15,145
Inventories, net                                          44,419
                                                        --------
Total current assets                                   $  74,811

Property and Equipment, net                                4,720


Total Assets                                           $  79,531
                                                        ========

LIABILITIES & DEFICIENCY IN STOCKHOLDERS EQUITY



CURRENT LIABILITIES:

Accounts Payable and Accrued Expenses                  $ 175,028
Loan Payable                                              16,750
Note Payable - Current Portion                           578,075
                                                       ---------
Total Current Liabilities                                769,853


Convertible Debentures, long term                        304,358
Capitalized Lease Obligations, long term                     910
                                                        --------
                                                         305,268


Total Liabilities                                   $  1,075,121


DEFICIENCY IN STOCKHOLDERS' EQUITY



Preferred Stock, par value, $.001 per share;
10,000,000 shares authorized; 70,500 shares
issued.                                              $    70,500
Common Stock, par value, $.001 per share;
100,000,000 shares authorized; 44,127,570
shares issued.                                            44,128
Additional Paid in Capital                               774,164
Deficit Accumulated During Development Stage          (1,884,382)
                                                      -----------
Deficiency in Stockholders' Equity                   $  (995,590)


                                                    $     79,531



                          See Accompanying Notes

                          Para Mas Internet, Inc.
                       (A Development Stage Company)
                      Consolidated Statement of Losses
                                 (Unaudited)

                        For the Three  For the Three  For the Nine
                         Months Ended   Months Ended   Months Ended
                       March 31, 2001 March 31, 2000 March 31, 2001
                       -------------- -------------- --------------
Revenues:                 $    9,931     $        -     $    9,931

Costs and Expenses:

General and Admin-
istrative                 $   26,179     $   35,860     $  653,028
Research and Development                                    70,575
Interest                         112              0          1,321
                       -------------- -------------- --------------
Total Expenses            $   26,291     $   35,860     $  724,924

Net Loss                     (16,360)       (35,860)    $ (714,993)
Preferred Stock Dividends          -              -         (2,100)
                       -------------- -------------- --------------
Net Loss Available to
Common Stockholders       $  (16,360)    $  (35,860)    $ (717,093)

Loss per Share:

Basic and Diluted             $ (.00)        $ (.00)        $ (.01)
Weighted Average of Number
Shares Outstanding        44,127,695     44,127,695     44,127,695

                                (Continued)

                           Para Mas Internet, Inc.
                       (A Development Stage Company)
                      Consolidated Statement of Losses
                                 (Unaudited)

                                 (Continued)

                                      For the Period
                        For the Nine  from Inception
                         Months Ended (April 11, 1997)
                       March 31, 2000 to March 31, 2001
                       -------------- --------------
Revenues:                 $        -     $   23,057

Costs and Expenses:

General and Admin-
istrative                 $   95,336     $  852,197
Research and Development       2,036      1,051,374
Interest                       3,756          3,868
                       -------------- --------------
Total Expenses            $  101,128    $ 1,907,439

Net Loss                    (101,128)    (1,884,382)
Preferred Stock Dividends          -         (1,050)
                       -------------- --------------
Net Loss Available to
Common Stockholders         (101,128)   $(1,885,432)

Loss per Share:

Basic and Diluted             $ (.00)        $ (.04)
Weighted Average of Number
Shares Outstanding        44,127,569     44,127,569


                         See Accompanying Notes

                          Para Mas Internet, Inc.
                       (A Development Stage Company)
                   Consolidated Statement of Cash Flows
                                 (Unaudited)
                                                    For the Period
                                                    From Inception,
                        For the Nine  For the Nine  April 11, 1997
                         Months Ended   Months Ended     to
                       March 31, 2001 March 31, 2000 March 31, 2001
                       -------------- -------------- --------------
Cash Flows from
Operating Activities:
Net Loss               $   (717,093)  $   (101,128)  $ (1,884,383)

Acquisition costs and other
Non-cash adjustments:                                     319,735
                       -------------- -------------- --------------
Net cash provided (used)
By operating activities:   (703,188)  $   (103,533)  $ (1,449,188)

Cash Flows (used in)
Investing activities:
Purchase of equipment, net $ (2,338)  $     (1,470)  $     (6,974)
                       -------------- -------------- --------------
                           $ (2,338)  $     (1,470)  $     (6,974)

Cash Flows from Financing
Activities:
Proceeds from the sale
Of common stock, net of
Costs                  $    268,481   $    106,917   $    595,095
Proceeds from loans, net    446,750            600        876,532
Decrease in Capitalized
Lease Obligations              (218)             -           (218)
                       -------------- -------------- --------------
Net Cash Flows from
Financing Activities   $    715,013   $    107,517   $  1,471,409

Net Increase in Cash
And equivalents        $      9,487   $      2,514   $     15,247

Cash- Beginning of
Period                 $      5,760   $      4,544   $          -
Cash- End of Period    $     15,247   $      7,058   $     15,247

                             See Accompanying Notes

                          Para Mas Internet, Inc.
                        (A Development Stage Company)
                        Notes to Financial Statements
                                  (Unaudited)

Note A - Business Combination
-----------------------------

On November 1, 2000, International Bible Games, Inc. ("IBG") completed an Agreement of Plan and Reorganization ("Agreement") with the Registrant's principal shareholder, Transglobal Financial Corporation ("TGF")in a transaction accounted for using the purchase method of accounting. Effective with the Agreement, IBG acquired for $430,000, 30,000,000 of the 44,127,650 shares of the Registrant's common stock outstanding from TGF and exchanged those shares for all of the issued and outstanding shares of IBG's common stock. IBG recorded the carryover historical basis of the net tangible assets acquired, which did not differ materially from their fair value. From the Registrant's inception, until the date of the merger, the Registrant was an inactive corporation with no significant assets and liabilities. As a result of the acquisition, there was a change in control of the public entity. Subsequent to the date of the merger, IBG became a wholly owned subsidiary of the Registrant.

The results of operations subsequent to the date of acquisition are included in the Company's consolidated statement of losses. Such a business combination has been accounted for as a recapitalization of IBG. In accordance with Accounting Principles Opinion No. 16, IBG is the acquiring entity. As a result, historical financial information for periods prior to the date of the transaction is that of IBG. However, the capital structure for all periods presented has been restated to reflect the capital structure of Para Mas Internet, Inc. as the legal acquirer.

                      Para Mas Internet, Inc.
                  (A Development Stage Company)
                  Notes to Financial Statements
                            (Unaudited)


Note A - Business Combination (Continued)
-----------------------------------------


The total purchase price and carrying value of net assets acquired of Para Mas Internet was $ 1. The net assets acquired were as follows:


Net assets                                     $         1
Accumulated deficit                                 17,169
Issuance of preferred stock                         68,400
Issuance of common stock                            44,128
Cash paid for stock                                430,000
                                               -----------
                                               $   559,698
                                               ===========


In accordance with Statement of Position No. 98-5, the Company expensed, as organization costs, in the three months ended December 31, 2000, $ 430,000 which represents the purchase of the 30,000,000 shares of the Company's stock from TGF.


Note B - Basis of Presentation
------------------------------

International Bible Games, Inc., a wholly-owned subsidiary of Para Mas Internet, Inc.,was formed on April 11, 1997 under the laws of the Province of British Columbia. International Bible Games, Inc. is a development stage enterprise, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7") and is seeking to develop, produce and market family-oriented and educational Christian Bible based products and services. From its inception through the date of these financial statements International Bible Games, Inc. has not recognized significant revenues and has incurred significant operating expenses.

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, International Bible Games, Inc. Significant intercompany transactions have been eliminated in consolidation.

                            STEFANOU & COMPANY, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                               1360 Beverly Road
                                   Suite 305
                             McLean, VA  22101-3621
                                  703-448-9200
                                703-448-3515 (fax)
                                                              Philadelphia, PA
------------------------------------------------------------------------------

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Para Mas Internet, Inc.
Los Angles, California

     We have audited the accompanying balance sheet of Para Mas Internet, Inc., a Nevada corporation, as of June 30, 2000 and 1999 and the related statements of losses, deficiency in stockholders' equity, and cash flows for the years then ended . These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Para Mas Internet, Inc. of June 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note G to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note G. The financial statements do not include any adjustments that might result form the outcome of this uncertainty.

                                      /s/ Stefanou & Company , LLP
                                      ----------------------------
                                      Stefanou & Company, LLP
McLean, Virginia
July 10, 2000

                        PARA MAS INTERNET, INC.
                             BALANCE SHEET
                        JUNE 30, 2000 AND 1999

                               ASSETS

                                               June 30, 2000   June 30, 1999
                                               -------------   -------------
CURRENT ASSETS:

   Cash                                        $           -   $           -
                                               -------------   -------------
          Total current assets                 $           -   $           -
                                               =============   =============



             LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses       $       2,169   $       8,072
   Note payable                                       15,000          15,000
   Notes payable- related party (Note E)                   -          42,803
                                               -------------   -------------
          Total current liabilities                   17,169          65,875


DEFICIENCY IN STOCKHOLDERS' EQUITY
(NOTES B and C):


   Preferred stock, par value,
   $.001 per share;
   authorized  10,000,000 shares;
   68,400 shares issued at June 30, 2000
   and 64,200 shares issued at June 30, 1999          68,400          64,200

   Common stock, par value, $  .001 per share;
   authorized, 100,000,000 shares; 44,127,695
   shares issued at June 30, 2000 and
   4,127,569 and June 30, 1999                        44,128           4,127

   Additional paid in capital                      1,415,949       1,407,661
   Accumulated deficit                            (1,545,646)     (1,541,863)
                                               -------------   -------------
                                                     (17,169)        (65,875)
                                               -------------   -------------
                                               $           -   $           -
                                               =============   =============

               See accompanying notes to financial statements

                        PARA MAS INTERNET, INC.
                          STATEMENT OF LOSSES
              FOR THE YEARS ENDED JUNE 30, 2000 AND 1999



                                               June 30, 2000   June 30, 1999
                                               -------------   -------------

Other (income) expense:
   Interest expense                            $       3,783   $       4,399
                                               -------------   -------------
   Other expense                                       3,783           4,399


Net loss                                               3,783           4,399
Preferred stock dividends                              4,200           4,200
Net loss available to common
  shareholders (Note C)                        $       7,983   $       8,599
                                               =============   =============

Loss per share:

   Basic and diluted                           $         .00   $         .00
                                               =============   =============

   Basic and diluted                              10,013,099       4,127,569
                                               =============   =============


               See accompanying notes to financial statements

                        PARA MAS INTERNET, INC.
            STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                                        Pre-      Addi-
                         Pre-   Common  ferred    tional     Accu-
                 Common  ferred Stock   Stock     Paid in    mulated
                 Shares  Shares Amount  Amount    Capital    Deficit    Total
             ---------- ------- ------ ------- ---------- ----------- ---------
Balance at
June 30, 1998 4,127,569 60,000 $ 4,127 $60,000 $1,411,861 $(1,537,464)$(61,476)
Preferred
 stock
 dividend             -  4,200       -   4,200     (4,200)          -        -
Net loss              -      -       -       -          -      (4,399)  (4,399)
             ---------- ------- ------ ------- ---------- ----------- ---------
Balance at
 June 30,
 1999         4,127,569 64,200   4,127  64,200  1,407,661  (1,541,863) (65,875)
Preferred
stock
dividend              -  4,200       -   4,200     (4,200)          -        -
Common stock
 issued in
 exchange
 for debt
 (Notes B
 and E)      40,000,000      -  40,000       -     12,489           -   52,489
Adjustment          126      -       1       -         (1)          -        -
Net loss              -      -       -       -          -      (3,783)  (3,783)
             ---------- ------ ------- -------  ---------- ---------- ---------
Balance at
 June 30,
 2000        44,127,695 68,400 $44,128 $68,400  $1,415,949$(1,545,646)$(17,169)
             ========== ====== ======= =======  ========== ========== =========

               See accompanying notes to financial statements

                            PARA MAS INTERNET, INC.
                            STATEMENT OF CASH FLOWS
                  FOR THE YEARS ENDED JUNE 30, 2000 AND 1999


                                               June 30, 2000   June 30, 1999
                                               -------------   -------------
Cash flows from operating activities:
     Net loss                                  $      (3,783)  $      (4,399)
Change in assets and liabilities:
Adjustments to reconcile net
  loss to net cash provided
  by operating activities:
   Common stock issued in
    exchange for debt                                 52,489

   Repayment of notes payable-shareholders           (42,803)              -
     Increase (decrease) in:
     Accounts payable and accrued expenses            (5,903)         (4,399)
                                               -------------   -------------
Net cash provided (used) by operating activities           -               -
Cash flows from financing activities
     Net cash provided by financing activities             -               -
                                               -------------   -------------
     Net decrease in cash and equivalents                  -               -
                                               -------------   -------------
Cash - beginning of period                                 0               0
                                               -------------   -------------
Cash - end of period                           $           0   $           0
                                               =============   =============


Supplemental Disclosure of Cash
  Flow Information:
     Cash paid during the year for interest    $           -   $           -
     Cash paid during the year for taxes                   -               -
     Common issued in exchange for debt               52,489               -
     Preferred stock dividends paid in
       additional preferred shares                     4,200           4,200


               See accompanying notes to financial statements

                            PARA MAS INTERNET, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2000 AND 1999

NOTE A-SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business Operations
-------------------

Para Mas Internet, Inc. ("Company" or "Para Mas") was incorporated under the laws of the State of Nevada on June 6, 1994 as U.S. Medical Management, Inc., a wholly owned subsidiary of Waterloo Wheels, Inc. Waterloo Wheels, Inc. was incorporated on June 2, 1986 under the laws of British Columbia. In June 1995, the shareholders of Waterloo Wheels, Inc. exchanged all their outstanding stock for shares of the Company on a share for share basis. In June 1995, the Company completed a merger with Ken Venturi Golf Training Center, Inc. Effective with the merger, all previously outstanding common stock of Ken Venturi Golf Center, Inc. was exchanged for 4,000,000 shares of the Company's common stock. Immediately following the merger, the Company changed its name to Ken Venturi Golf, Inc.

In November 1997, the Company changed its name to Transcontinental Waste, Industries. In April 1999, the
Company changed its name to Financial Depot Online, Inc. In
August 1999 the Company changed its name to Para Mas
Internet, Inc.

On April 17, 2000, Para Mas  completed a Stock Exchange
Agreement with Lapitos Acquisition Corporation ("Lapitos") in a transaction accounted for using the purchase method of accounting. The total purchase price and carrying value of net assets acquired of the Lapitos was $ 1. From Lapito's inception , until the date of the exchange, Lapitos was an inactive corporation with no assets and liabilities.

Effective with the exchange, all previously outstanding common stock, preferred stock, options and warrants owned by Lapitos stockholders were exchanged for an aggregate of 1,000 shares of Para Mas's common stock. The value of the stock that was issued was the historical cost of Lapitos's net tangible assets, which did not differ materially from their fair value. In accordance with Accounting Principles Opinion No. 16, Para Mas was the acquiring entity.

The Company has generated no sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through June 30, 2000 the Company has an accumulated deficit of $ 1,545,646.

                      PARA MAS INTERNET, INC.
                   NOTES TO FINANCIAL STATEMENTS
                       JUNE 30, 2000 AND 1999


NOTE A-SUMMARY OF ACCOUNTING POLICIES ( continued)

Income Taxes
------------

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109,
"Accounting for Income Taxes". Deferred and prepaid taxes are provided for on items which are recognized in different periods for financial and tax reporting purposes.

Cash Equivalents
----------------

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Intangible Assets
-----------------

Organization costs incurred after December 31, 1999 will be expensed as incurred in accordance with AICPA Statement of Position 98-5.

Stock Based Compensation
------------------------

The Company accounts for stock transactions in accordance with APB Opinion 25, "Accounting for Stock Issued to
Employees."  In accordance with statement of Financial
Accounting Standards No. 123, "Accounting for Stock Based
Compensation," the Company has adopted the proforma disclosure requirements.

Liquidity
---------

As shown in the accompanying financial statements, the
Company incurred a net loss of   $ 3,783 during the year
ended June 30,  2000 and $ 4,399 during the year ended June
30, 1999.

Comprehensive Income
--------------------

The Company does not have any items of comprehensive income in any of the periods presented.

                      PARA MAS INTERNET, INC.
                   NOTES TO FINANCIAL STATEMENTS
                       JUNE 30, 2000 AND 1999


NOTE A-SUMMARY OF ACCOUNTING POLICIES ( continued)

Net Loss Per Share
------------------

Losses per common share for the years ended June 30, 2000 and 1999 are based upon 10,013,099 and 4,127,569 shares respectively, representing the weighted average number of shares outstanding.

Earnings Per Share
------------------

The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrant's have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material. There is no effect on earnings per share information for the years ended June 30, 1999 and 1998 relating to the adoption of this standard.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                      PARA MAS INTERNET, INC.
                   NOTES TO FINANCIAL STATEMENTS
                       JUNE 30, 2000 AND 1999

NOTE B-CAPITAL STOCK

In November, 1997, the Company approved, by unanimous consent of its Board of Directors, to amend the Company's articles of incorporation to increase the number of shares of common stock, par value $.001 per share from 25,000,000 shares to 100,000,000 shares and to create 10,000,000 shares of preferred stock, par value $.001 per share.

In addition, on November 18, 1997, the Company, by unanimous consent of its Board of Directors, approved a reverse stock split of one (1) share for one hundred (100) shares of common stock outstanding effective for shareholders of record as of November 18, 1997. The financial statements at June 30, 1998 give effect to the reverse split as of June 30, 1997.

Share amounts presented in the balance sheets and statements of deficiency in stockholders' equity reflect the actual share amounts outstanding for each period presented.



NOTE C- PREFERRED STOCK

In May 1998, the Company issued 60,000 shares of Series B 7% Cumulative Redeemable Convertible Preferred Stock ("Preferred Shares") in exchange for legal services rendered to the Company . Holders of the Preferred Shares are entitled to receive cumulative cash dividends at the annual rate of 7% per annum, or $.07 per share, payable quarterly. The dividends may be payable in cash or through a dividend of additional shares of Preferred Shares. The Company paid a $ 4,200 Series B Preferred Stock dividend to the holders of the Preferred Shares during the years ended June 30, 2000 and 1999, respectively.

The Preferred Shares rank senior to the common stock. The
Preferred Shares have a liquidation preference of $ 1.00 per share plus any and all declared and unpaid dividends.

The Preferred Shares are convertible, in whole or in part , at the option of the holders thereof, into shares of common stock at amount equal to the Company's average closing bid price of the common stock for thirty days immediately preceding the conversion divided by the liquidation preference of $1.00 per share.

The Company may, at its option, convert the Preferred Shares into the Company's common stock by dividing the average closing price of the Company's common stock over a twenty
(20) day period by the liquidation preference of $1.00 per share. In order to exercise this option, the average price of the Company's common stock must be at least $1.50 per share.

                      PARA MAS INTERNET, INC.
                   NOTES TO FINANCIAL STATEMENTS
                       JUNE 30, 2000 AND 1999


NOTE D-INCOME TAXES

The Company has adopted Financial Accounting Standard number 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At June 30, 2000, the Company has available for federal income tax purposes a net operating loss carryforward of $1,545,000 expiring the year 2020 that may be used to offset future taxable income. The future utilization of the operating loss carryforwards or the time period in which the
carryforwards could be utilized could be limited.   The
deferred tax asset related to the carryforward is
approximately  $ 525,000.   The Company has provided a
valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized. Due to significant changes in the Company's ownership, the Company's future use of its existing net operating losses may be limited.

Components of deferred tax assets as of June 30, 2000 are as follows:

     Non current:
          Net operating loss carryforward            $ 525,000
          Valuation allowance                         (525,000)
                                                     =========
          Net deferred tax asset                     $       -
                                                     =========

NOTE E-NOTES PAYABLE-RELATED PARTY

The Company's principal shareholder has advanced funds to the Company for the purpose of meeting various working capital requirements. These advances are in the form of unsecured demand notes with interest at the prime lending rate plus 3% per annum. During the year ended June 30, 2000, the Company issued 40,000,000 shares of the Company's restricted common stock to the shareholder in exchange for payment the demand notes, together with accrued and unpaid interest, aggregating $ 52,489.

                      PARA MAS INTERNET, INC.
                   NOTES TO FINANCIAL STATEMENTS
                       JUNE 30, 2000 AND 1999


NOTE F-LOSSES PER COMMON SHARE

The following table presents the computation of basic and diluted loss per share at June 30, 2000 and 1999:


                                        2000                 1999
                                        ----                 ----
Net loss                            $ (3,783)            $ (4,399)
Preferred stock dividends              4,200                4,200
                                    --------             --------
Net loss available for
  common shareholders                 (7,983)              (8,599)
Basic and fully diluted
  loss per share                    $   (.00)            $   (.00)
Weighted average common
  shares outstanding               10,013,099            4,127,569
                                   ==========            =========

Net loss per share is based upon the weighted average number of shares of common stock outstanding.

NOTE G-GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended June 30, 2000 and 1999, the Company incurred losses of $ 3,783 and $4,399, respectively. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

 The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability.

          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.


                      AVAILABLE INFORMATION

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PART II

             INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (the "NRS") and the Bylaws of the Company.

Unless specifically limited by a corporation's articles of incorporation, the NRS automatically provides directors with immunity from monetary liabilities. The Company's Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

(i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

(ii) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(iii) a transaction from which the director derived an improper personal profit; and

(iv)    willful misconduct.

The By-laws of the Company provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company,
(iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (iv) such indemnification is required to be made pursuant to the By-laws.

The By-laws of the Company provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the By-laws of the Company or otherwise.

The By-laws of the Company provide that no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested

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directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee         $     34
Federal Taxes                                               $    NIL
State Taxes and Fees                                        $    NIL
Transfer Agent Fees                                         $    NIL
Accounting fees and expenses                                $  3,000
Legal fees and expenses                                     $ 10,000
Miscellaneous                                               $  1,000
                                                            --------
Total                                                       $ 15,034
                                                            ========
-----------------------------------------------------------------------
All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the fiscal year ended June 30, 1999, 4,200 shares of Series B 7% Cumulative Redeemable Preferred Stock were issued to one person as a dividend on preferred shares held by that person. The transaction was an isolated transaction and was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the 33'Act because of not being part of a public offering.

On January 6, 2000, Para Mas issued 40,000,000 shares of common stock to TransGlobal Financial Corporation in exchange for payment of the demand notes, together with accrued and unpaid interest, aggregating $52,489. Mr. Mike M. Mustafoglu, who was at that time the president and sole director of Para Mas, was also the sole director and shareholder of TransGlobal Financial. The transaction was an isolated transaction and was exempt from registration under the 33' Act pursuant to Section 4(2) of the 33' Act because of not being part of a public offering.

During the fiscal year ended June 30, 2000, 4,200 shares of Series B 7% Cumulative Redeemable Preferred Stock were issued to one person as a dividend on preferred shares held by that person. The transaction was an isolated transaction and was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the 33'Act because of not being part of a public offering.

During the fiscal quarter ended September 30, 2000, 1,050 shares of Series B 7% Cumulative Redeemable Preferred Stock were issued to one person as a dividend on preferred shares held by that person. The transaction was an isolated transaction and was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the 33'Act because of not being part of a public offering.

                                25

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During the fiscal quarter ended December 31, 2000, 1,050 shares of
Series B 7% Cumulative Redeemable Preferred Stock were issued to one person as a dividend on preferred shares held by that person. The transaction was an isolated transaction and was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the 33'Act because of not being part of a public offering.

On or about November 1, 2000, 7,888,013 common shares were issued to Destination T.B.G. Development & Marketing Corp. in exchange for business assets related to the business of International Bible Games Inc., a Canadian corporation. The transaction was an isolated transaction and was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the 33'Act because of not being part of a public offering. Ms. Mary Wiens, a director of Para Mas, owns 50% of Destination T.B.G. Development & Marketing Corp.

On or about November 1, 2000, 1,499,067 common shares were issued to Montel Hill in exchange for consulting services. The transaction was an isolated transaction and was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the 33'Act because of not being part of a public offering. Mr. Hill is the president and a director of Para Mas.

On or about November 1, 2000, 612,920 common shares were issued to Don McFadyen in exchange for consulting services. The transaction was an isolated transaction and was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the 33'Act because of not being part of a public offering. Mr. McFadyen is the secretary/treasurer and a director of Para Mas.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER                   DESCRIPTION
--------                 -----------------------------
  3.1                    Articles of Incorporation (1)
  3.2                    By-Laws (1)
  4.1                    Share Certificate
 10.1                    Acquisition Agreement
10.2 License Renewal Agreement
10.3                    Consulting Agreement
 23.1                    Consent of Stefanou & Company, LLP, Accountants

(1) Previously filed as an exhibit to the Company's Form 10KSB on September 20, 2000.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                27

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                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Columbia, Maryland on August 31, 2001.

                                  PARA MAS INTERNET, INC.

                                  By: /s/ Montel R. Hill
                                      _________________________
                                      Montel R. Hill, President

                         POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Montel R. Hill, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE               CAPACITY IN WHICH SIGNED       DATE

/s/ Montel R. Hill      President and Director         August 31, 2001
--------------------
Montel R. Hill

/s/ Don McFadyen
--------------------    Secretary, Treasurer
Don McFadyen              and Director                 August 31, 2001


/s/ Mary Wiens
--------------------    Director                       August 31, 2001
Mary Wiens


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